Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-147925) pertaining to the 2006 Omnibus Equity Plan of Grubb & Ellis Company of our report dated March 16, 2010, except for the last two paragraphs in Note 1, as to which the date is April 30, 2010, with respect to the consolidated financial statements and schedules of Grubb & Ellis Company included in this Annual Report (Form 10-K/A) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
Irvine, California
April 30, 2010